Ex. 3.1.
                                                         Translation from French
                                                         -----------------------


                                     BY-LAWS


                        SHARE CAPITAL: 46,711,905 Euros
                         REGISTERED OFFICE: Le Regent
                               4 rue Jules Ferry
                               34000 MONTPELLIER

                                                         Translation from French
                                                         -----------------------


ARTICLE 1 - FORM

It is formed among the holders of the shares created below and of those that may be subsequently created, a societe anonyme governed by the applicable laws and by these by-laws. The company calls for capital.

ARTICLE 2 - PURPOSE

The purpose of the company shall be, in France and in any other country, any transactions related to: research, exploitation, studies, design, development, tests, manufacturing, experimentation, production, distribution, applications, technology transfers concerning components, equipment, systems, services, implementing material and/or software related to micro-electronics and/or optoelectronics, and/or optics, and/or mechanics, and/or acoustics, and/or chemistry, and/or biochemistry, and/or communications, and/or computer science, and/or artificial intelligence, falling within the communication and leisure fields.

- all of the foregoing directly or indirectly, on its own behalf or on behalf of third parties, either alone or with third parties, through creation of new companies, contributions, support, subscription to purchase securities or corporate rights, merger, alliance, partnership or renting or letting out or management of any goods or rights or otherwise.

- and generally, all financial, commercial, industrial, civil, real or movable property transactions that may be, indirectly or directly, connected with any of the specified purposes or with any corporate property.

ARTICLE 3 - NAME

The Company's corporate name shall be: "GENESYS".

In all instruments and documents issued by the company, the corporate name shall be immediately preceded or followed by the words "societe anonyme" or the initials "S.A." and the amount of the share capital.

ARTICLE 4 - REGISTERED OFFICE

The registered office shall be located at: Le Regent - 4 rue Jules Ferry - 34000 Montpellier.

Such office may be transferred to any other place within the same departement or to an adjacent departement by a simple decision of the Board of Directors, subject to the ratification of such decision by the next Ordinary Shareholders' Meeting. The principal office may be transferred to any other place in France pursuant to a deliberation of the Extraordinary Shareholders' Meeting.

At the time of a transfer approved by the Board of Directors, the latter shall be authorized to amend the by-laws accordingly.

ARTICLE 5 - TERM

The term of the company shall be 99 years beginning on the date of its registration with the Registry of Commerce and Companies, except in the event of an early dissolution or extension approved by the Extraordinary Shareholders' Meeting.

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                                                         Translation from French
                                                         -----------------------


ARTICLE 6 - CONTRIBUTIONS

The following cash contributions have been made to the company:

- at the time of the creation of the company: the amount of TWO HUNDRED AND FIFTY THOUSAND FRANCS (250,000), corresponding to 1,000 shares with a par value of 250 francs each, all in cash, forming the initial share capital,
       ...............................................................250,000 F.

- at the time of the capital increase approved by the Extraordinary Shareholders' Meeting of July 1, 1988: the amount of ONE HUNDRED AND FORTY THOUSAND FRANCS (140,000), corresponding to 1,400 shares with a par value of 100 francs each, all in cash,
       ...............................................................140,000 F.

- at the time of the capital increase approved by the Extraordinary Shareholders' Meeting of September 11, 1988: the amount of TWO MILLION ONE HUNDRED THOUSAND (2,100,000), corresponding to:
     - 300,000 francs par value,
     - 1,800,000 francs issue premium, for
  3,000 cash shares issued with a par value of 100 francs each,
       .............................................................2,100,000 F.

- at the time of the capital increase approved by the Extraordinary Shareholders' Meeting of December 6, 1989: the amount of THREE MILLION NINE HUNDRED AND NINETEEN THOUSAND FIVE HUNDRED FRANCS (3,919,500), corresponding to:
     - 435,500 francs par value,
     - 3,484,000 francs issue premium, for
  4,355 shares with a par value of 100 francs each,
       .............................................................3,919,500 F.

- at the time of the capital increase approved by the Extraordinary Shareholders' Meeting of October 20, 1988 completed as at June 30, 1993 and certified by the Board of Directors of July 1, 1993: the amount of ONE MILLION FRANCS (1,000,000), corresponding to:
     - 1,000,000 francs par value, for
  10,000 shares with a par value of 100 francs each,
       .............................................................1,000,000 F.

- at the time of the capital increase approved by the Extraordinary Shareholders' Meeting of July 17, 1993: the amount of FOUR MILLION ONE HUNDRED AND NINETY FOUR THOUSAND (4,194,000), corresponding to:
     - 74,560 francs par value,
     - 4,119,440 francs issue premium,
  for 4,660 shares with a par value of 16 francs each,
       .............................................................4,194,000 F.

                                                         Translation from French
                                                         -----------------------


- at the time of the capital increase through conversion of bonds into shares approved by the Extraordinary Shareholders' Meeting of October 20, 1988 and certified by the Board of Directors of September 1, 1993: the amount of THREE MILLION THREE HUNDRED AND EIGHTY SEVEN THOUSAND SIX HUNDRED FRANCS (3,387,600), corresponding to:
     -  120,448 francs par value,
     -  3,267,152 francs issue premium,
for 7,528 shares with a par value of 16 francs each,
       .............................................................3,387,600 F.

- at the time of the capital increase through conversion of bonds into shares approved by the Extraordinary Shareholders' Meeting of February 27, 1991 and noticed by the Board of Directors of June 9, 1997: the amount of FORTY FIVE THOUSAND FRANCS (45,000), corresponding to:
     -  6,000 francs par value,
     -  39,000 francs issue premium,
for 100 shares with a par value of 60 francs each,
       ................................................................45,000 F.

- at the time of the capital increase approved by the Extraordinary Shareholders' Meeting of September 12, 1997: the amount of NINETY NINE MILLION NINE HUNDRED AND SIXTY THOUSAND FRANCS (99,960,000), corresponding to:
     -  1,960,000 francs par value,
     -  97,960,000 francs issue premium
for 33,320 shares with a par value of 60 francs each,
       ............................................................99,960,000 F.

- at the time of the capital increase approved by the Extraordinary and Ordinary Shareholders' Meeting dated August 17, 1998: the amount of ONE HUNDRED AND FIFTY SIX MILLION FRANCS (156,000,000), corresponding to:
     -  72,000,000 francs par value,
     -  84,000,000 francs issue premium
for 2,400,000 shares with a par value of 30 francs each
       ...........................................................156,000,000 F.

- at the time of the capital increase approved by the Board of Directors of
  July 6, 1999 upon delegation of the Extraordinary and Ordinary Shareholders' Meeting of July 6, 1999: the amount of 42,272,436.787 Francs corresponding to:
     -  17,538,150.00 Francs par value,
     -  24,734,286.787 francs issue premium,
for 584,605 shares with a par value of 30.00 Francs each,
       ........................................................42,272,286.787 F.

- at the time of the capital increase through conversion of bonds into shares approved by the Board of Directors of July 6, 1999 upon authorization of the Extraordinary and Ordinary Shareholders' Meeting of July 6, 1999 and certified by the Board of Directors of March 8, 2000: the amount of twenty one million eight hundred and sixty eight thousand three hundred and forty nine francs sixty six centimes (21,868,349.56) corresponding to:
     -  6,098,430 francs par value,
     -  15,769,919.56 francs issue premium,
for 203,281 shares with a par value of 30.00 Francs each,
       ..........................................................21,868,349.56 F

- at the time of the capital increase through contribution in kind approved by the Extraordinary and Ordinary Shareholders' Meeting of June 6, 2000 and taken notice of by said meeting: the amount of fourteen million eighty nine thousand six hundred and thirty francs (14,089,630 F) corresponding to:
     -  1,067,310 francs par value
     -  13,022,320 francs issue premium,
for 35,577 shares with a par value of 30 francs each,
       .............................................................14,089,630 F

- at the time of the capital increase of June 22, 2000 approved by the Board of Directors upon delegation of the Shareholders' Meeting of June 6, 2000: the amount of three hundred and

                                                         Translation from French
                                                         -----------------------

  seventy six million six hundred and eleven thousand one hundred and fifty one francs and ninety eight centimes (376,611,151.98) corresponding to:
     -  41,010,000 francs par value
     -  335,601,151.98 francs issue premium
for 1,367,000 shares with a par value of 30 francs each,
       .........................................................376,611,151.98 F

- At the time of the capital increase through conversion of bonds into shares approved by the Board of Directors on July 6, 1999 upon authorization of the Extraordinary and Ordinary Shareholders' Meeting of June 6, 2000 and noticed by the Board of Directors of July 4, 2000: the amount of one million nine hundred and eighty three thousand eight hundred and twenty six francs and fifty centimes (1,983,826.50) corresponding to:
     -  553,230 francs par value
     -  1,430,596.50 francs issue premium
for 18,441 shares with a par value of 30 francs each,
       ...........................................................1,983,826.50 F

- At the time of the capital increase through contribution in kind of corporate rights approved by the Extraordinary Shareholders' Meeting of July 31, 2000 and noticed by said meeting: the amount of eighty six million four hundred and fifty four thousand francs (86,454,000) corresponding to:
     -  9,165,000 francs par value
     -  77,289,000 francs issue premium
for 305,500 shares with a par value of 30 francs each,
       .............................................................86,454,000 F

- At the time of the capital increase through contribution in kind of corporate rights approved by the Extraordinary Shareholders' Meeting of July 31, 2000 and noticed by said meeting: the amount of nine million three hundred and fifty six thousand nine hundred and twenty two francs (9,356,922) corresponding to:
     -  931,320 francs par value
     -  8,425,602 francs issue premium
for 31,044 shares with a par value of 30 francs each,
       ..............................................................9,356,922 F

- At the time of the capital increase through contribution in kind of corporate rights approved by the Extraordinary Shareholders' Meeting of September 30, 2000 and noticed by said meeting: the amount of thirty seven million two hundred and twenty eight thousand ninety eight francs and sixty centimes (37,228,098.60) corresponding to:
     -  3,737,910 francs par value
     -  33,490,188.60 francs issue premium
for 124,597 shares of par value 30 francs each,
       ..........................................................37,228,098.60 F

- At the time of the capital increase through conversion of bonds into shares approved by the Board of Directors of July 6, 1999 upon authorization of the Extraordinary and Ordinary Shareholders' Meeting of July 6, 1999 and noticed by the Board of Directors of September 21, 2000: the amount of five million five hundred and fifty three thousand two hundred and sixty nine euros and sixty cents (5,553,269.60 E) corresponding to:
     -  1,693,070 euros par value
     -  3,860,199.60 euros issue premium
for 338,614 shares with a par value of 5 euros each,
       .......................................................5,553,269.60 euros

- At the time of the capital increase through conversion of bonds into shares approved by the Board of Directors of July 20, 1999 upon authorization of the Extraordinary and Ordinary Shareholders' Meeting of July 6, 1999 and noticed by the Board of Directors of November 15, 2000: the amount of four million seven hundred and sixty seven thousand eight hundred and eight euros (5,767,808 E) corresponding to:
     -  1,453,600 euros par value
     -  3,314,208 euros issue premium
for 290,720 shares with a par value of 5 euros each,
       ..........................................................4,767,808 euros

                                                         Translation from French
                                                         -----------------------

ARTICLE 7 - SHARE CAPITAL

The Company's share capital initially set at the amount of TWO HUNDRED AND FIFTY THOUSAND FRANCS (250,000), and divided into one thousand shares (1,000) of par value two hundred and fifty francs (250) each, was increased:

- to the amount of FOUR HUNDRED AND FIFTY THOUSAND FRANCS (450,000) through capitalization of 60,000 francs of reserves and issuance of a capital increase in cash of 140,000 francs, following the decision of the Extraordinary Shareholders' Meeting of July 1, 1988,

- to the amount of SEVEN HUNDRED AND FIFTY THOUSAND FRANCS (750,000) through issuance of 3,000 cash shares, following the decision of the Extraordinary Shareholders' Meeting of November 11, 1988,

- to the amount of ONE MILLION ONE HUNDRED AND EIGHTY FIVE THOUSAND FIVE HUNDRED FRANCS (1,185,500) through issuance of 4,355 cash shares, following the decision of the Extraordinary Shareholders' Meeting of December 6, 1989,

- to the amount of TWO MILLION ONE HUNDRED AND EIGHTY FIVE THOUSAND FIVE HUNDRED FRANCS (2,185,500) through exercise of Warrants (Bons de Souscription d'Actions) noticed by the Board of Directors of July 1, 1993 and following a decision of the Extraordinary Shareholders' Meeting of October 20, 1988,

- to the amount of THREE HUNDRED AND FORTY NINE THOUSAND SIX HUNDRED AND EIGHTY FRANCS (349,680) through reduction in the par value of the shares from 100 francs to 16 francs, following a decision of the Extraordinary Shareholders' Meeting of July 17, 1993,

- to the amount of FOUR HUNDRED AND TWENTY FOUR THOUSAND TWO HUNDRED AND FORTY FRANCS (424,240) through issuance of 4,660 cash shares, following a decision of the Extraordinary Shareholders' Meeting of July 17, 1993,

- to the amount of FIVE HUNDRED AND FORTY FOUR THOUSAND SIX HUNDRED AND EIGHTY EIGHT FRANCS (544,688) through conversion of 7,528 bonds into shares at 16 francs noticed by the Board of Directors of September 1, 1993, following a decision of the Extraordinary Shareholders' Meeting of October 20, 1988,

- to the amount of TWO MILLION FORTY TWO THOUSAND FIVE HUNDRED AND EIGHTY FRANCS (2,042,580) through incorporation of issue premium up to 1,497,892 francs, increasing the par value from 16 francs to 60 francs, following a decision of the Extraordinary Shareholders' Meeting of June 27, 1995.

- to the amount of TWO MILLION FORTY EIGHT THOUSAND FIVE HUNDRED AND EIGHTY FRANCS (2,048,580) through conversion of 100 bonds into shares at 60 francs noticed by the Board of Directors of June 9, 1997 following a decision of the Extraordinary Shareholders' Meeting of February 27, 1991.

- to the amount of FOUR MILLION FORTY SEVEN THOUSAND SEVEN HUNDRED AND EIGHTY FRANCS (4,047,780) through issuance of 33,320 cash shares, following a decision of the Extraordinary Shareholders' Meeting of September 12, 1997.

- to the amount of ONE HUNDRED AND NINE MILLION TWO HUNDRED AND NINETY THOUSAND SIXTY FRANCS (109,290,060) through incorporation of an amount of ninety seven million nine hundred and sixty thousand eight hundred francs (97,960,800) withdrawn on the issue premium line item and of an amount of seven million two hundred and eighty one thousand four hundred and eighty francs (7,281,480) withdrawn on the "carry forward" line item, following a decision of the Extraordinary Shareholders' Meeting of December 30, 1997,

- to the amount of ONE HUNDRED AND EIGHTY ONE MILLION TWO HUNDRED AND NINETY THOUSAND AND SIXTY FRANCS (181,290,060) through issuance of new shares

                                                         Translation from French
                                                         -----------------------

     by call for capital and suppression of the preferred subscription right, for a maximum number of 2,400,000 shares of par value 30 francs, i.e. a capital increase amounting to 72,000,000 francs.

- to the amount of ONE HUNDRED AND NINETY EIGHT MILLION EIGHT HUNDRED AND TWENTY EIGHT THOUSAND TWO HUNDRED AND TEN FRANCS (198,828,210 FF.) through issuance of new shares and suppression of the preferred subscription right of the shareholders in favor of named persons, for a number of five hundred and eighty four thousand six hundred and five (584,605) shares of par value thirty Francs (30.00 FF.), i.e. a capital increase amounting to seventeen million five hundred and thirty eight thousand one hundred and fifty Francs (17,538,150.00 FF.).

- to the amount of two hundred and four million nine hundred and twenty six thousand six hundred and forty francs (204,926,640 F) through conversion of 203,281 convertible bonds into shares of par value 30 francs per share, i.e. a capital increase of six million ninety eight thousand four hundred and thirty francs (6,098,430 F).

- to the amount of two hundred and five million nine hundred and ninety three thousand nine hundred and fifty francs (205,993,950 F) through issuance of new shares by contribution in kind, for thirty five thousand five hundred and seventy seven (35,577) shares of par value thirty Francs (30.00 F), i.e. a capital increase of one million sixty seven thousand three hundred and ten francs (1,067,310 F).

- to the amount of two hundred and forty seven million three thousand nine hundred and fifty francs (247,003,950 F) through issuance of new shares by call for capital and suppression of the preferred subscription right, for one million three hundred and sixty seven thousand (1,367,000) shares of par value 30 francs, i.e. a capital increase of forty one million ten thousand francs ( 41,010,000).

- To the amount of two hundred and forty seven million five hundred and fifty seven thousand one hundred and eighty francs (247,557,180) through conversion of 18,441 convertible bonds into shares of par value 30 francs per share, i.e. a capital increase of five hundred and fifty three thousand two hundred and thirty francs (553,230 F).

- To the amount of two hundred and fifty six million seven hundred and twenty two thousand one hundred and eighty francs (256,722,180) through issuance of new shares by contribution in kind, for three hundred and five thousand five hundred (305,500) shares of par value thirty Francs (30) each, i.e. a capital increase of nine million one hundred and sixty five thousand francs (9,165,000).

- To the amount of two hundred and fifty seven million six hundred and fifty three thousand five hundred francs (257,653,500) through issuance of new shares by contribution in kind, for thirty one thousand and forty four (31,044) shares of par value thirty Francs (30) each, i.e. a capital increase of nine hundred and thirty one thousand three hundred and twenty francs (931,320).

- To the amount of two hundred and sixty one million three hundred and ninety one thousand four hundred and ten francs (261,391,410) through issuance of new shares by contribution in kind, for one hundred and twenty four thousand five hundred and ninety seven shares (124,597) of par value thirty Francs (30) each, i.e. a capital increase of three million seven hundred and thirty seven thousand nine hundred and ten francs (3,737,910).

- To the amount of 43,565,235 euros through incorporation of an amount of 24,576,151.94 Francs, i.e. 3,746,610.21 euros withdrawn on the issue premium line item by increase of the share capital by 30 Francs (4,37 euros) to 5 euros.

- To the amount of forty five million two hundred and fifty eight thousand three hundred and five euros (45,258,305) through conversion of 338,614 convertible bonds into shares of par value 5 euros per share, i.e. a capital increase of one million six hundred ninety three thousand and seventy euros (1,693,070)

- To the amount of forty six million seven hundred and eleven thousand nine hundred and five euros (46,711,905) through conversion of 290,720 convertible bonds into shares of par

                                                         Translation from French
                                                         -----------------------

     value 5 euros per share, i.e. a capital increase of one million four hundred and fifty three thousand six hundred euros (1,453,600)


"The share capital shall from now on be forty six million seven hundred and eleven thousand nine hundred and five euros (46,711,905), divided into nine million three hundred and forty two thousand three hundred and forty one (9,342,381) shares of par value five euros (5 E) each, fully paid up and all of same class."

ARTICLE 8 - MODIFICATIONS OF THE SHARE CAPITAL

1. The share capital may be increased through any methods and any means authorized by law.

     The Extraordinary Shareholders' Meeting is the only body entitled to decide to increase the capital, based on the report of the Board of Directors addressing the matters required by law.

     Pursuant to the law, the shareholders have, in proportion to the amount of their shares, a preferred right to the subscription of the cash shares issued to carry out a capital increase, and they may individually waive such right. Furthermore, they have a subscription right for remaining securities (a titre reductible) if the Shareholders' Meeting expressly decides so.

     The right to granting of new shares, further to the incorporation in the capital of reserves, profits or issue premium belongs to the bare owner (nu-proprietaire), subject to the rights of the beneficial owner (usufruitier).

2. The Extraordinary Shareholders' Meeting may also, subject to the rights of the creditors, if any, authorize or decide to reduce the share capital for any reason and in any way whatsoever, but the capital reduction may not, in any way, undermine the equality between shareholders.
     The share capital reduction, regardless of its reason, to an amount lower than the minimum required by law, may be approved only under the condition precedent of a capital increase designed to bring such capital at least to the minimum level required by law unless the company is transformed into a other form of company that does not require a capital higher than the share capital after its reduction.

     Failing the foregoing, any interested party may require before court the dissolution of the company; such dissolution may not be declared if, on the day when the Court decides on the merits, the regularization has occurred.

ARTICLE 9 - PAYING-UP OF THE SHARES

The shares subscribed in cash for a capital increase shall be paid up according to the terms and conditions set by the Extraordinary Shareholders' Meeting, and such paying-up may not be lower than at least one-fourth of their par value at the time of their subscription and the entirety of the issue premium, if any.

The paying-up of the remainder shall occur in once or several times upon call of the Board of Directors, within a five-year period as from the day when such capital increase has become final.

Calls for capital shall be notified to the subscribers at least fifteen days before the date set for each payment, by registered mail with return receipt requested, sent to each subscriber for shares.

Any delay in the payment of the sums due on the unpaid-up amount of the shares bears, automatically and without need to carry out any formality, interest at the legal rate, from the date of payability, without prejudice to the personal action that the company may exercise against the defaulting shareholder and the measures for immediate enforcement provided for by the law.

ARTICLE 10 - FORM OF THE SHARES - IDENTIFIABLE BEARER SECURITIES

Shares that are fully paid-up may be held in registered or bearer form, at the election of the shareholder.

                                                         Translation from French
                                                         -----------------------

The company shall be authorized to use at any time the legal provisions permitting identification of the holders of securities that carry, immediately or in the future, rights to vote at shareholders' meetings.

ARTICLE 11 - ASSIGNMENT AND TRANSFER OF THE SHARES

The shares shall be freely negotiable, except otherwise provided for in the law and regulations. Assignments or transfers of shares shall be carried out vis-a-vis the company and third parties by book entry from account to account under the conditions provided for by the applicable regulations.

ARTICLE 12 - RIGHTS AND OBLIGATIONS ATTACHED TO THE SHARES

1. Each share shall entitle the holder to a part in the profits and the corporate assets, in proportion to the portion of the capital it represents.

     Furthermore, it shall give the right to vote and to representation in the Shareholders' Meetings under the legal and statutory conditions.

2. The shareholders may be held responsible for up to the par value of the shares they own; beyond, any call for capital is prohibited.

     The rights and obligations attached to the share shall follow the title when it is transferred to another person.

     The ownership of a share shall automatically include the approval of the company's by-laws and the decisions of the Shareholders' Meeting.

3. Heirs, creditors, assignees or other representatives of a shareholder may not require opposition to seals on the properties and values of the company, or request the distribution or public sale thereof, or interfere with the instruments of its management. They must, to exercise their rights, refer to the corporate inventories and decisions of the Shareholders' Meeting.

4. Each time it is necessary to own several shares to exercise any right, in case of exchange, regrouping or granting of securities, or as a result of a capital increase or reduction, merger or other corporate transaction, the ownership of isolated securities, or in a number lower than required, the holder may exercise such rights only provided that they take responsibility for the grouping and possibly the purchase or sale of necessary securities.

5. Unless prohibited by law, all the shares will be grouped as regards tax credits or imputations, and for all taxes likely to be borne by the company, before carrying out any division or reimbursement, during the term of the company or upon its liquidation, so that, considering their respective par value and right to exercise, all the shares of a same class receive the same net amount.

ARTICLE 13 - INDIVISIBILITY OF THE SHARES - OWNERSHIP WITHOUT USUFRUCT --
     USUFRUCT

The shares shall be indivisible vis-a-vis the company.

Joint owners of shares must be represented with the company by only one of them, considered as a sole owner, or by a sole agent. In case of disagreement, the sole agent may be appointed by a court upon request of the more diligent co-owner.

Except otherwise agreed and notified to the company, owners with usufruct in respect of shares validly represent the owners without usufruct vis-a-vis the company. However, the voting right shall belong to the owner without usufruct in the Extraordinary Shareholders' Meetings.

ARTICLE 14 - BOARD OF DIRECTORS

                                                         Translation from French
                                                         -----------------------

1. The company shall be managed by a Board of Directors made up of at least three members and at most twenty-four (24), subject to the dispensation provided for by law in case of merger.

     During the day to day operations of the company, the directors shall be appointed or renewed in their position by the Ordinary Shareholders' Meeting.

2.   Their term of office shall be no more than six years.
     The term of office as director shall end upon adjournment of the Ordinary Shareholders' Meeting approving the financial statements for the past fiscal year, held in the year during which the term of office of said director expires.

     The directors are always re-eligible.

     They may be revoked at any time by the Ordinary Shareholders' Meeting.

3. The directors may be individuals or legal entities. The latter shall, at the time of their appointment, appoint a permanent representative who is submitted to the same conditions and obligations and who is subject to the same liabilities as if he/she were a director in his/her own name, without prejudice to the joint and several liability of the legal entity he/she represents. This agency as permanent representative is for the term of office of the legal entity he/she represents. It must be renewed each time the term of office of the legal entity is renewed.

     If the legal entity revokes the agency of its representative, it must notify such revocation to the company, as soon as possible, by registered mail, including the identity of its new permanent representative. The same applies in case of death, resignation or disability of the permanent representative.

4. If one or more positions as directors become vacant between two Shareholders' Meetings, due to death or resignation, the Board of Directors may make one or more provisional appointments.

     The appointments of directors made by the Board of Directors shall be submitted to the ratification of the next Ordinary Shareholders' Meeting. Failing any ratification, the deliberations previously made and the acts previously carried out remain valid.

     If only one or two directors remain in office, he/she or they or, failing any, the statutory auditors, must immediately convene the Ordinary Shareholders' Meeting for the purpose of completing the Board.

     The director appointed to replace another one remains in office only during the remaining term of office of his/her predecessor.

5. The directors who are individuals may not belong to a total of more than eight Boards of Directors or Supervisory Boards of societes anonymes having their registered office in metropolitan France, except as provided by law.

     An employee of the company may be appointed as director if his/her employment contract is dated at least two years prior to his/her appointment and corresponds to an effective employment. However, the number of directors bound with the company by an employment contract may not exceed one third of the directors in office.

ARTICLE 15 - SHARES OF THE DIRECTORS

The directors must each be the owner of at least (1) ONE share.

The directors appointed during the existence of the company do not have to be shareholders at the time of their appointment, but must become so within a three
(3)-month period, failing which they are automatically deemed to resign.

ARTICLE 16 - OFFICERS OF THE BOARD

                                                         Translation from French
                                                         -----------------------

The Board of Directors shall appoint, among its members who are individuals, a chairman for whom it sets the term of office without such term of office exceeding the term of his/her office as director.

The Board of Directors shall similarly appoint, if it deems it necessary, one or more vice-chairmen for whom it also sets the term of office without such term of office exceeding the term of their office as director.

The Board may also appoint a secretary even outside its members.

In case of absence or disability of the chairman, the meeting of the board shall be chaired by the vice-chairman exercising the position as managing director or the oldest vice-chairman.

Failing any, the Board shall appoint among its members a chairman for the meeting.

The chairman, the vice-chairmen and the secretary may always be reelected.

ARTICLE 17 - DELIBERATIONS OF THE BOARD

1. The Board of Directors shall meet as often as the interest of the company requires, upon convocation of its chairman, or that of at least one third of its members, even if the last meeting was last held less than two months ago.

     The meeting shall take place either at the registered office, or in any other place indicated in the notice of the meeting.

     In principle, the notice of the meeting shall be made three days before by letter, telegram or telex. However, it may be made orally and without prior notice if all the directors agree thereto.

     Any notice of a meeting must mention the main questions appearing on the Agenda.

2. For the deliberations to be valid, the effective presence of at least half of the directors is necessary.

     The decisions shall be made by a majority of the votes of the members present or represented, each director having one vote. Each director may not represent more than one of his/her colleagues.

     In case of a tie, the vote of the chairman of the meeting controls.

3. An attendance book is kept and signed by the directors taking part in the meeting of the Board of Directors.

     The justification of the number of directors in office and their appointment validly results, vis-a-vis third parties, from the sole mention, in the minutes of each meeting, of the names of the directors present, represented or absent.

4. The deliberations of the Board of Directors shall be recorded in minutes drawn up pursuant to the applicable legal provisions and signed by the chairman of the meeting and by one director or, in case of disability of the chairman, by two directors.

     The copies or extracts from these minutes shall be certified by the chairman of the Board of Directors, one managing director, the director temporarily delegated in the office as chairman or an agent empowered in this respect.

ARTICLE 18 - POWERS OF THE BOARD OF DIRECTORS

The Board of Directors has the most extended powers to act in the name of the company and to cause that all transactions relating to the company's business, as set in the corporate purpose, are authorized.

                                                         Translation from French
                                                         -----------------------

In the relations with third parties, the company shall be held responsible even by acts of the Board of Directors that do not fall within the corporate purpose, unless it brings evidence that the third party knew that the act was exceeding this purpose or that it could not ignore it given the circumstances, the sole publication of the by-laws will not be sufficient to carry the burden of production of evidence.

The Board of Directors may carry out all acts of administration and even of disposal of properties that are not expressly reserved to the Shareholders' Meeting by the law and these by-laws.

The Board of Directors may grant to any agents of its election any powers of attorney within the limit of those that are granted to it by the law and these by-laws.

It may decide the creation of committees in charge of studying the issues that itself or its chairman submits to their examination.

ARTICLE 19 - GENERAL MANAGEMENT - DELEGATIONS OF POWERS

1. The chairman of the Board of Directors shall assume, under its responsibility, the general management of the company and shall represent it in its relations with third parties, with the most extended powers, within the limit of the corporate purpose, subject, however, to the powers expressly granted by the law to the Shareholders' Meeting and the specific powers of the Board of Directors.

     The chairman shall engage the company even by acts which do not fall within the corporate purpose, unless evidence is produced that the third party knew that the act was exceeding this purpose or that it could not ignore it given the circumstances, it being provided mere publication of the by-laws is insufficient to carry this burden of producing evidence.

     Any limitation of the chairman's powers by decision of the Board of Directors is null and void vis-a-vis third parties.

     The chairman of the Board of Directors shall have the possibility to partly substitute in his/her powers as many agents as he/she will decide.

     In case of temporary disability or death of the chairman, the Board of Directors may delegate a director in the position as chairman. In case of disability, this delegation shall be limited and renewable. In case of death, it is valid until the election of the new chairman.

2. Upon proposal of the chairman, the Board of Directors may appoint a managing director and, in the case authorized by law, two managing directors.

     The managing directors must be individuals; they may be chosen by the directors or without them.

     The managing directors may be revoked at any time by the Board of Directors, upon proposal of the chairman; in case of death, resignation or revocation of the latter, they keep, unless otherwise decided by the Board, their position and their powers until the appointment of the new chairman.

     The scope and term of the powers delegated to the managing directors shall be determined by the Board of Directors, in agreement with the chairman. However, the limitation of these powers may not be enforceable to third parties, vis-a-vis whom each managing director has the same powers as the chairman.

     When a managing director is a director, its term of office may not exceed that of its office as director.

3. The Board of Directors may entrust any agents, chosen among its members or outside it, with such permanent or temporary assignments as it may determine, delegate to them such powers and set the compensation as it may deem reasonable.

     ARTICLE 20 - COMPENSATION OF THE DIRECTORS, THE CHAIRMAN, THE MANAGING DIRECTORS AND THE AGENTS OF THE BOARD OF DIRECTORS

                                                         Translation from French
                                                         -----------------------

1. The Ordinary Shareholders' Meeting may grant to the directors attendance fees which are charged to overhead expenses of the company. The Board of Directors shall divide this compensation among its members as it wishes.

2. The compensation of the Board of Directors and that of the managing directors shall be set by the Board of Directors; it may be a fixed or proportional sum or both a fixed and proportional sum.

3. The Board of Directors may grant exceptional compensation for assignments or agencies entrusted to directors; in such case, such compensation shall be charged to operating expenses and submitted to the approval of the Ordinary Shareholders' Meeting.


     Other than as provided above, no compensation, whether permanent or not, may be granted to the directors unless they are bound with the company by an employment contract under the conditions authorized by law.

ARTICLE 21 - AGREEMENTS BETWEEN THE COMPANY AND A DIRECTOR OR A MANAGING
DIRECTOR

Any agreement between the company and any of its directors or managing directors, either directly, or indirectly, or through any intermediary, shall be submitted to the prior authorization of the Board of Directors.

The same applies for agreements between the company and another undertaking, in the event that any of the directors or managing directors of the company is the owner, partner, manager, director, managing director, member of the supervisory board or directorate of the undertaking.

The foregoing provisions do not apply to agreements relating to usual transactions of the company and entered into under normal conditions.

The interested director or managing director shall be bound to inform the Board as soon as he/she has knowledge of an agreement submitted to authorization. He/she may not take part in the vote on the requested authorization.

These agreements shall be authorized under conditions provided for by law.

ARTICLE 22 - PURCHASE BY THE COMPANY OF A PROPERTY BELONGING TO A SHAREHOLDER

When the company, within two years following its registration, acquires a property belonging to a shareholder of which the value is at least equal to one tenth of the share capital, an auditor, in charge of assessing, under his/her responsibility, the value of this property, shall be appointed by a court decision, upon request of the chairman of the Board of Directors.

The auditor's report, as well as all other documents provided for by law shall be made available for the shareholders.

The Ordinary Shareholders' Meeting shall rule on the assessment of the property, failing which the acquisition shall be deemed null and void. The seller has no voting right, for him/herself or as agent.

However, these provisions do not apply when the acquisition is made on a stock exchange, under the supervision of a court authority, or in the context of the usual transactions of the company and entered into under normal conditions.

ARTICLE 23 - STATUTORY AUDITOR

Audit shall be carried out by two (2) statutory auditors and two (2) alternate auditors who shall be appointed and shall exercise their assignment pursuant to the law.

ARTICLE 24 - SHAREHOLDERS' MEETINGS

                                                         Translation from French
                                                         -----------------------

The collective decisions of shareholders shall be taken in Shareholders' Meetings, which are qualified as Ordinary, Extraordinary or Special according to the nature of the decisions they are called to make.

The Special Meetings gather the holders of shares of a determined class to rule on any modification to the rights of the shares of this class. These Meetings shall be convened and shall rule under the same conditions as the Extraordinary Shareholders' Meetings.

Any Shareholders' Meeting duly constituted represents all of the shareholders.

The deliberations of the Shareholders' Meeting shall be binding upon all shareholders, even absent, dissidents or incapable.

ARTICLE 25 - NOTICE AND PLACE OF MEETING OF THE SHAREHOLDERS' MEETING

The Shareholders' Meeting shall be convened and shall rule under the conditions provided for by the law. The meetings shall take place either at the registered office, or in any other place specified in the notice of meeting.

                                                         Translation from French
                                                         -----------------------

ARTICLE 26 - AGENDA

1. The agenda of the Meetings shall be decided by the author of the notice of meeting.

2. One or more shareholders, representing at least the portion of share capital set by law and acting under the legal conditions and time periods, shall have the possibility to require, by registered mail with return receipt requested, that draft resolutions be mentioned in the agenda of the Meeting.

3. The Meeting may not decide on any issue that is not mentioned in the agenda, which may not be modified upon second notice of meeting. However, it may, under any circumstances, revoke one or more directors and carry out their replacement.

ARTICLE 27 - ACCESS TO THE MEETINGS - POWERS

Any shareholder shall be entitled, upon justification of his/her identity, take part in the meetings by attending them personally, by sending back a ballot by mail or by appointing an agent according to the provisions of the applicable laws and regulations, subject to:
- for the holders of registered shares, a nominal registration in the company's registers;
- for the holders of bearer shares, the filing, in the places mentioned in the notice of meeting, of a certificate delivered by an authorized intermediary certifying that their shares are registered in a blocked account until the date of the meeting.
These formalities shall be carried out five (5) days at least before the meeting. The Board of Directors may reduce the above period by general measure benefiting to all shareholders.
Under the condition referred to above, the legal representatives of shareholders legally incapable and the individuals representing shareholders who are legal entities take part in the meetings, whether they are personally shareholders or not.

ARTICLE 28 - ATTENDANCE SHEET- OFFICERS OF THE MEETING - MINUTES

1. In each Meeting an attendance sheet shall be kept including the indications required by law.

     This attendance sheet, duly initialed by the shareholders present and the agents and to which is attached the powers granted to each agent and any votes by mail, shall be certified true by the officers of the meeting.

2. The Meetings shall be chaired by the chairman of the Board of Directors or, if he/she is absent, by a vice-chairman or by a director specifically delegated for this purpose by the Board.

     If the Meeting is convened by the statutory auditor(s), the meeting shall be chaired by one of them.

     In all events, failing any person empowered or appointed to chair the Meeting, the latter shall elect its chairman.

     The position as teller shall be exercised by the two shareholders, who are present and who accept it, having both by themselves and as agents, the largest number of votes.

     The officers of the meeting so gathered shall appoint a secretary who need not be a shareholder.

     The assignment of the officers of the meeting shall be to supervise, certify and sign the attendance sheet, to ensure the good holding of the discussions, to rule on disputes during the meeting, to verify the expressed votes and to ensure the regularity thereof and to ensure the drawing up of minutes.

3. Minutes shall be drawn up and copies or extracts from the discussions shall be delivered and certified pursuant to the law.


ARTICLE 29 - QUORUM - VOTE - NUMBER OF VOTES

                                                         Translation from French
                                                         -----------------------

1. In the Ordinary or Extraordinary Shareholders' Meetings, the quorum shall be calculated on the basis of all shares forming the share capital and, in the Special Meetings, on the basis of all shares of the interested class, after deduction of the shares deprived of voting rights pursuant to the provisions of the law.

     In case of a vote by mail, for the purpose of calculating the quorum, only the votes received by the company before the Meeting, under the conditions and time-periods set by Decree are taken into account.

2. The voting right attached to the shares shall be in proportion to the capital they represent. Upon equality of par value, each capital or dividend share shall entitle to one vote.

3. In the event that shares are pledged, the voting right shall be exercised by the owner of the securities.

     The issuing company may not validly vote shares it has subscribed, or acquired or taken as pledge. These shares are not taken into account when calculating the quorum.

4. Voting shall occur and suffrages shall be expressed, by a show of hands, or by sitting and standing, or by nominal call, according to the decision of the Meeting.

ARTICLE 30 - ORDINARY SHAREHOLDERS' MEETING

1. The Ordinary Shareholders' Meeting is the meeting called to make all decisions that do not amend the by-laws.

     It must be held at least once a year within the applicable legal and regulatory time-period, to approve the financial statements for the previous fiscal year.

     Its powers shall include, in particular, the power:

     - To approve, modify or reject the financial statements submitted to it;

     - To rule on the distribution and allocation of the profits by complying with the statutory provisions;

     - To appoint and revoke the directors and statutory auditors;

     - To approve or reject the appointment of directors provisionally carried out by the Board of Directors;

     - To rule on the special report of the statutory auditors concerning the agreements submitted to the prior authorization of the Board of Directors;

     - To authorize the issuance of bonds which are non convertible or non exchangeable against shares, as well as the constitution of real security interests that might be granted to them.

2. The Ordinary Shareholders' Meeting validly rules, upon first notice of meeting, only if the shareholders, present, represented or having voted by mail own at least one fourth of the shares having voting rights.

     Upon second notice of meeting, no quorum is required.

     It shall rule upon majority of the votes held by the shareholders present or represented, including the shareholders having sent votes by mail.

ARTICLE 31 - EXTRAORDINARY SHAREHOLDERS' MEETING

1. The Extraordinary Shareholders' Meeting is the only one empowered to modify any provision of the by-laws. However, it may not increase the commitments of the shareholders, subject to the transactions resulting from an exchange or regrouping of shares duly approved and carried out.

                                                         Translation from French
                                                         -----------------------

2. The Extraordinary Shareholders' Meeting acts validly only if the shareholders present, represented or having sent a vote by mail, own at least, upon first notice of meeting, one third and, upon second notice of meeting, one fourth of the shares having voting rights. Failing this latter, the second meeting may be postponed to a subsequent date no later than two (2) months after the meeting for which it had been convened.

     The Extraordinary Shareholders Meeting shall adopt resolutions upon by a two thirds majority of the votes held by the shareholders present or represented, including the shareholders having sent votes by mail.

3. As a legal exception to the foregoing provisions, the Shareholders' Meeting that decides a capital increase through incorporation of reserve, profits or issue premium, may rule under the quorum and majority conditions of an Ordinary Shareholders' Meeting.

     Furthermore, in the Extraordinary Shareholders' Meeting called to rule on the approval of a contribution in kind or the granting of a specific benefit, the contributor or the beneficiary whose shares are deprived of voting rights, shall not have the right to vote, either for him/herself or as agent, and each of the other shareholders shall have a number of votes equal to that of the shares he/she owns without such number exceeding ten, the agent of a shareholder having the votes of its principal under the same conditions and limits.

4. If various classes of shares exist, no modification may be made in the rights of the shares from one of these classes, without a valid approval of an Extraordinary Shareholders' Meeting opened to all shareholders or without the valid approval of a Shareholders' Meeting open to owners of the shares of the interested class only.

ARTICLE 32 - COMMUNICATION RIGHT OF THE SHAREHOLDERS

Each shareholder shall be entitled to receive the documents necessary for him/her to decide with full knowledge and to pass an informed judgement on the management and conduct of the company.

The nature of these documents and the conditions of sending or availability shall be determined by the law.

ARTICLE 33 - FISCAL YEAR

The fiscal year shall begin on January 1 and end on December 31.

ARTICLE 34 - INVENTORY - ANNUAL FINANCIAL STATEMENTS

A regular accounting of the corporate transactions shall be kept in accordance with law.

Upon closing of each fiscal year, the Board of Directors shall draw up the inventory of the various assets and liabilities existing on such date.

It shall also draw up the balance sheet describing the assets and liabilities and distinctly showing the equity capital, the profit and loss accounts summarizing the proceeds and expenses of the fiscal year, as well as notes completing and commenting the information given by the balance sheet and the profit and loss account.

The necessary amortization and reserves shall be carried out, even in case of absence or insufficiency of the profit. The amount of the commitments secured, endorsed or guaranteed by the company shall be mentioned after the balance sheet.

The Board of Directors shall prepare a management report on the business of the company during the past fiscal year, its foreseeable evolution, the material events that have occurred between the date of closing of the fiscal year and the date on which it is drawn up, and its research and development activities.

ARTICLE 35 - DETERMINATION - ALLOCATION AND DISTRIBUTION OF PROFITS

                                                         Translation from French
                                                         -----------------------

The profit and loss account summarizing the proceeds and expenses of the fiscal year shall show the amount, after deducing the amortization and reserves, of the profit for the fiscal year.

From the profit of the fiscal year reduced by prior losses, if any, at least 5 % shall be withdrawn to create a legal reserve fund. This withdrawal is no longer required when the reserve fund reaches one-tenth of the share capital; it is required once again when, for any reason whatsoever, the legal reserve has decreased below this one-tenth.

The distributable profits shall be the profits reduced by any prior losses and the amounts allocated to the reserve, pursuant to the law and the by-laws, and increased by any profits carried forward.

These profits shall be distributed among all shareholders in proportion to the number of shares belonging to each of them. The Shareholders' Meeting may decide the distribution of amounts withdrawn on the reserves that are available to it, by expressly indicating the items of the reserve on which the withdrawals are carried out.

However, dividends shall be in priority withdrawn from the profits of the fiscal year. Other than in the case of capital reduction, no distribution may be made to shareholders when the equity capital is or would become further to it, lower than the minimum amount of the capital increased by reserves which, according to the law or the by-laws, may not be distributed. The difference of reassessment may not be distributed. It may be fully or partially incorporated in the capital.

However, after deducting the reserved amounts, pursuant to the law, the Shareholders' Meeting may withdraw any such amount it may deem appropriate to allocate to any facultative, ordinary or extraordinary reserve funds, or may carry amounts forward.

ARTICLE 36 - TERMS AND CONDITIONS OF PAYMENT OF THE DIVIDENDS - INTERIM
DIVIDENDS

1. The Shareholders' Meeting shall have the power to grant to each shareholder, for all or part of the distributed dividend, an option to receive the payment of the dividend in shares, under the legal conditions, or in cash.

2. The terms and conditions of payment of the dividends in cash shall be determined by the Shareholders' Meeting or, failing any, by the Board of Directors.

     The payment of the dividends in cash shall take place within a maximum of nine-months after the closing of the fiscal year, absent extension of this period by court authorization.

     However, when a balance sheet, drawn up during or at the end of the fiscal year and certified by a statutory auditor, shows that the company, since the closing of the previous fiscal year, after constitution of the necessary amortization and reserves and deduction of the prior losses, if any, as well as the reserved amounts, pursuant to the law or the by-laws, has realized a profit, interim dividends may be distributed before the approval of the financial statements for the fiscal year. The amount of these interim dividends may not exceed the amount of the profit so defined.

     No recovery of dividend may be made from the shareholders except when the distribution has been made in breach of the legal provisions and that the company brings evidence that the beneficiaries knew the irregular nature of this distribution at the time it was made or could not ignore it. The proceedings for recovery are forfeited unless brought three years after the payment of these dividends.

     Dividends not claimed within the five years after their payment shall be forfeited.

ARTICLE 37 - EQUITY CAPITAL LOWER THAN HALF OF THE SHARE CAPITAL

If, due to losses noticed in the accounting documents, the company's equity capital becomes lower than half of the share capital, the Board of Directors shall be bound, within four months following the approval of the financial statements having shown these losses, to convene the Extraordinary Shareholders' Meeting in order to decide if an early dissolution of the company is necessary.

                                                         Translation from French
                                                         -----------------------

If the dissolution is not declared, the capital must, within the time-period set by the law and subject to the provisions of Article 8.2 above, be reduced by an amount equal to that of the losses certified in the event that, during this period, the equity capital has not become at least equal to half of the share capital again.

In both cases, the decision of the Shareholders' Meeting shall be published under the regulatory provisions.

In case of non-compliance with the prescriptions of either of the foregoing paragraphs, any interested person may require before court the dissolution of the company. The same applies even if the shareholders could not validly act.

However, the Court may not order the dissolution if, on the day on which it rules on the merits, a regularization has occurred.

ARTICLE 38 - DISSOLUTION - LIQUIDATION

Other than pursuant to dissolution by a court in accordance with law, the company shall be dissolved upon expiration of the term set by the by-laws or by decision of the Extraordinary Shareholders' Meeting.

One or more liquidators shall be then appointed by this Extraordinary Shareholders' Meeting under the quorum and majority conditions provided for the Ordinary Shareholders' Meetings.

The liquidator shall represent the company. He/she shall have full powers to sell off the assets, even amicably. He/she is empowered to pay the creditors and distribute the available remainder.

The Shareholders' Meeting may authorize him/her to carry on the current business or to enter into new business for the purposes of the liquidation.

The distribution of the net assets remaining after reimbursement of the par value of the shares shall be made between the shareholders in the same proportions as their equity capital.

ARTICLE 39 - DISPUTES

Any and all disputes that may arise out during the term of the company or its liquidation, either between shareholders, directors and the company, or among the shareholders themselves, relating to corporate business, shall be decided according to the law and submitted to the courts having jurisdiction.


                                      BY-LAWS UPDATED ON
                                      A certified true copy
                                      The Chairman of the Board of Directors